Filed Pursuant to Rule 424(b)(5)
Registration No. 333-264190

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 13, 2022)

2,560,000 Ordinary Shares

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 2,560,000 of our ordinary shares in a registered direct offering directly to an institutional and accredited investor, at a price of $5.00 per ordinary share, for gross proceeds of approximately $12.8 million.

In a concurrent private placement, or the Warrant Private Placement, we are issuing to the same investor unregistered warrants, or the Investor Warrants, to purchase up to 2,560,000 ordinary shares, at an exercise price of $5.85 per share. We will receive gross proceeds from the Warrant Private Placement transaction solely to the extent such Investor Warrants are exercised for cash.

In addition, M. Arkin Dermatology Ltd., or, Arkin, an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and our indirect controlling shareholder, has agreed to purchase 2,000,000 ordinary shares, or the Affiliate Shares, and warrants, or the Affiliate Warrants, and, together with the Investor Warrants, the Warrants, to purchase up to 2,000,000 ordinary shares, in a private placement, or the Affiliate Private Placement, and, together with the Warrant Private Placement, the Private Placements, at a price equal to the offering price of the ordinary shares in this offering, for gross proceeds of approximately $10.0 million. The Affiliate Warrants have the same terms as the Investor Warrants, and we will only receive gross proceeds from the Warrants to the extent such Warrants are exercised for cash. The Warrants are exercisable beginning on the six month anniversary hereof, and will remain exercisable until January 27, 2028.

The Affiliate Shares, the Warrants and the ordinary shares issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system. The Private Placements are contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval for the Affiliate Private Placement. The consummation of this offering is not contingent on the consummation of the Private Placements or the acquisition of SGT-610 (as described herein).

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “SLGL.” On January 26, 2023, the last reported sale price of our ordinary shares was $5.01 per share.

We have engaged Raymond James & Associates, Inc. as our exclusive placement agent, or the placement agent, with respect to the ordinary shares offered under this prospectus supplement. The placement agent has no obligation to buy any of the ordinary shares from us or to arrange for the purchase or sale of any specific number or dollar amount of the ordinary shares. We have agreed to pay the placement agent the fees set forth in the table below and to pay the placement agent for certain offering related expenses. See “Plan of Distribution” beginning on page S-28 of this prospectus supplement for more information.

As of January 26, 2023, the aggregate market value worldwide of our outstanding voting and non-voting common equity held by non-affiliates was approximately $45.24 million, based on 23,129,469 ordinary shares outstanding, of which 8,504,432 ordinary shares were held by non-affiliates, and a per ordinary share price of $5.32 based on the closing sale price of our ordinary shares on the Nasdaq Global Market on January 23, 2023. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell, pursuant to the registration statement of which this prospectus supplement forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding ordinary shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75.0 million. We have not offered or sold any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

 We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	PER ORDINARY SHARE	TOTAL
Offering Price	$5.00	$12,800,000
Placement Agent Fees (1)	$0.30	$768,000
Proceeds to Us, Before Expenses (2)	$4.70	$12,032,000

(1)
We will pay the placement agent a cash fee equal to 6.0% of the aggregate gross proceeds of this offering and will reimburse the placement agent up to $110,000 for fees and expenses of legal counsel and other out-of-pocket expenses. There will be no fees paid to the placement agent with respect to the Affiliate Shares or the Affiliate Warrants purchased by Arkin in the Affiliate Private Placement. See “Plan of Distribution” on page S-28 of this prospectus supplement for more information regarding the placement agent’s compensation.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to the proceeds of the Private Placements.

Delivery of the ordinary shares is expected to be made on or about January 31, 2023.

Raymond James	.
The date of this prospectus supplement is January 27, 2023.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-264190) that we initially filed with the Securities and Exchange Commission, or the SEC, on April 7, 2022, and that was declared effective by the SEC on April 13, 2022. This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares and adds to and updates the information contained in the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus relate to the offering of our ordinary shares. Before buying any of the ordinary shares offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein and therein by reference as described below under the heading “Incorporation of Certain Documents by Reference.” This prospectus supplement contains information about the ordinary shares offered hereby and may add to, update or change information in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We and the placement agent have not authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our ordinary shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated in this prospectus supplement and the accompanying prospectus by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus supplement and the accompanying prospectus contain additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Sol-Gel,” “Sol-Gel Technologies,” “we,” “us,” “our,” “the Company” and similar designations refer to Sol-Gel Technologies Ltd. and its wholly-owned subsidiary, Sol-Gel Technologies, Inc.

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INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus contain and incorporate by reference statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications and surveys and other information available to us. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included or incorporated by reference in this prospectus supplement and the accompanying prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus supplement and the accompanying prospectus is reliable.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus supplement are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus supplement contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus supplement are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement on page S-7 and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our Company

We are a dermatology company focused on identifying, developing and commercializing branded and generic topical drug products for the treatment of skin diseases. Our FDA-approved product, Twyneo, is a novel, once-daily, non-antibiotic topical cream containing a fixed-dose combination of encapsulated benzoyl peroxide, or BPO, and encapsulated tretinoin, developed for the treatment of acne vulgaris, or acne. Our FDA-approved product, Epsolay, is a novel, once-daily topical cream containing encapsulated BPO that we have developed for the treatment of inflammatory lesions of rosacea.

              In addition to Twyneo and Epsolay, our current product candidate pipeline includes topical drug candidate SGT-210 under investigation for the treatment of pachyonychia congenita and other rare skin indications, and the newly acquired SGT-610, topically-applied patidegib, a new chemical entity hedgehog signaling pathway blocker, for the treatment of Gorlin syndrome as described below. See “—Recent Developments.”

We designed our proprietary, silica-based microencapsulation technology platform to enhance the tolerability and stability of topical drugs while maintaining their efficacy. Topical drugs often struggle to balance achieving both high efficacy and high tolerability. Our technology platform entraps active ingredients in an inert, inorganic silica shell, which creates an unnoticeable barrier between the active ingredient and the skin. The resulting microcapsules are designed to allow the entrapped active ingredients to gradually migrate through the pores of the shell and deliver active ingredient doses onto the skin in a controlled manner, resulting in improved tolerability and stability without sacrificing efficacy. By separately encapsulating active ingredients within protective silica shells, our technology platform also enables the production of novel fixed-dose active ingredient combinations that otherwise would not be stable. We believe that our microencapsulation technology has the potential to be used for topical drug products to treat a variety of skin diseases.

Products and Pipeline

The following chart represents our current branded products and candidate pipeline.

Our Branded Products

Twyneo for Acne

Twyneo is a novel, once-daily, non-antibiotic topical cream containing a fixed-dose combination of encapsulated BPO and encapsulated tretinoin, developed for the treatment of acne. Acne is one of the three most prevalent skin diseases in the world and is the most commonly treated skin disease in the United States. According to the American Academy of Dermatology, acne affects approximately 40 to 50 million people in the United States, of which approximately 10% are treated with prescription medications. Tretinoin and benzoyl peroxide, the two active components in Twyneo, are both widely-used therapies for the treatment of acne that historically have not been conveniently co-administered due to stability concerns. On December 30, 2019, we announced top-line results from two pivotal Phase 3 clinical trials evaluating Twyneo for the treatment of acne. Twyneo met all co-primary endpoints in both Phase 3 trials. The Phase 3 program enrolled an aggregate of 858 patients aged nine and older in two multicenter, randomized, double-blind, parallel group, vehicle-controlled trials at 63 sites across the United States. Twyneo demonstrated statistically significant improvement in each of the co-primary endpoints of (1) the proportion of patients who succeeded in achieving at least a two grade reduction from baseline and Clear (grade 0) or Almost Clear (grade 1) at Week 12 on a 5-point Investigator Global Assessment, or IGA, scale, (2) an absolute change from baseline in inflammatory lesion count at Week 12, and (3) and an absolute change from baseline in non-inflammatory lesion count at Week 12. In addition, Twyneo was found to be well-tolerated. Twyneo was approved for marketing by the FDA in July 2021.

Epsolay for Inflammatory Lesions of Rosacea

Epsolay is a once-daily topical cream containing 5% encapsulated BPO that we have developed for the treatment of inflammatory lesions of rosacea in adults. Rosacea is a chronic skin disease characterized by facial redness, inflammatory lesions, burning and stinging. According to the U.S. National Rosacea Society, approximately 16 million people in the United States are affected by rosacea. Furthermore, approximately 4.8 million people in the United States experience inflammatory lesions of rosacea (subtype II symptoms), according to a study we commissioned in 2017. Rosacea is characterized by small, dome-shaped erythematous papules, tiny surmounting pustules on the central aspects of the face, solid facial erythema and edema, and thickening/overgrowth of skin. Rosacea resembles acne, except that comedowns are absent, and patients may report associated burning and stinging sensations. Current topical therapies of inflammatory lesions of rosacea are limited due to tolerability concerns.

As encapsulated BPO, Epsolay is designed to redefine the standard of care for the treatment of inflammatory lesions of rosacea. Epsolay, which was approved for marketing by the FDA in April 2022, is the first product containing BPO approved for the treatment of inflammatory lesions of rosacea in adults. The approval of Epsolay was supported by data from two positive, identical Phase 3 randomized, double-blind, multicenter, 12-week, clinical trials that evaluated the safety and efficacy of Epsolay in people with inflammatory lesions of rosacea. Epsolay demonstrated statistically significant improvement in both co-primary endpoints of (1) the number of patients achieving “clear” or “almost clear” in the IGA scale, relative to baseline at week 12 and (2) absolute mean reduction from baseline in inflammatory lesion count at week 12. In an additional analysis, Epsolay demonstrated rapid efficacy, achieving statistically significant improvements on both co-primary endpoints compared with vehicle as early as Week 2. In addition, Epsolay was found to be well-tolerated.

License Agreements with Galderma

In June 2021, we entered into two exclusive license agreements with Galderma Holding SA, or Galderma, pursuant to which Galderma has the exclusive right to, and is responsible for, all United States commercial activities for Twyneo and Epsolay, including promotion and distribution, and we were responsible for obtaining all regulatory approvals for the products in the United States, which we completed in July 2021 and April 2022, respectively. Each of the license agreements has a term of five years from the date of Galderma’s first commercial sale of the applicable product in the United States. The license agreements provide that Galderma is responsible for all filings and communications with regulatory authorities in the U.S. until expiration of the applicable license agreement. In connection with the licenses, we and Galderma have entered into a three party supply agreement with Douglas Manufacturing Limited, which will supply Galderma the Twyneo product, and Galderma is responsible for entering into a supply agreement with a third party for the supply of the Epsolay product.  In consideration for the grant of such rights, Galderma has paid us $11 million in upfront payments and regulatory approval milestone payments. We are also eligible to receive tiered double-digit royalties ranging from mid-teen to high-teen percentage of net sales as well as up to $9 million in sales milestone payments.

SGT-210

SGT-210 is a topical erlotinib drug candidate for the treatment of pachyonychia congenita and other hyperkeratosis indications. Erlotinib is a tyrosine kinase receptor inhibitor which is designed to act on the EGFR – a protein expressed on the surface of cells which facilitates the growth and division of the cells.  Published clinical research has shown that orally administered erlotinib improved the quality of life of pachyonychia congenita patients but was associated with significant adverse events, while topically applied erlotinib, 0.2%, failed to display significant improvement.  Our scientists have worked to overcome erlotinib formulation limitations to develop a topical product with a significantly higher concentration of erlotinib than that which was reported to be inefficient.  SGT-210 is expected to treat pachyonychia congenita without the adverse events caused by oral erlotinib. Our high concentration topical erlotinib Phase-1 study on healthy volunteers was initiated in December 2022.

Generic Drug Product Candidates

In addition to our investigational product candidates, we are also currently developing a portfolio of two generic programs related to four generic drug candidates in collaboration with Padagis by assignment from Perrigo UK Finco Limited Partnership, or Perrigo. Padagis has significant experience in the development of generic drugs. Pursuant to our collaboration agreements with Padagis, Padagis will conduct the regulatory (if relevant), scientific, clinical and technical activities necessary to develop the generic product candidates and seek regulatory approval with the FDA. If approved by the FDA, Padagis has agreed to commercialize the generic product candidates in the United States. We and Padagis will share the development costs and the gross profits generated from the sales of the generic product candidates, if approved by the FDA.

Recent Developments

On January 23, 2023, we entered into an asset purchase agreement with PellePharm, Inc., pursuant to which we have agreed to purchase the topically-applied patidegib, a hedgehog signaling pathway blocker, for the treatment of Gorlin syndrome. The acquisition is expected to close on January 30, 2023, subject to customary closing conditions. We broaden our pipeline with this new chemical entity, designated as investigational compound SGT-610, which, if approved by the FDA, has the potential to be the first-ever treatment for Gorlin syndrome, and has the potential to generate, at peak, annual net sales in excess of $300 million.*  SGT-610 has been granted Orphan Drug Designation by the FDA and the European Medical Association, or EMA, as well as Breakthrough Designation by the FDA. Each of the FDA and EMA has agreed that approval may be supported by a single pivotal Phase 3 study. We plan to conduct a Phase 3 trial, with the objective of providing Gorlin syndrome patients with the first drug that could prevent new basal cell carcinomas, or BCCs.

Under the terms of the agreement, we are required to pay:

•	an upfront cash payment of $4.7 million; plus

•	up to $6 million in total development and NDA acceptance milestone payments;

•	up to $64 million in commercial milestone payments, which amount increases to $89 million when sales exceed $500 million; and

•	single digit royalties, which increase to double digit royalties when sales exceed $500 million.

* Net sales opportunity is based on good faith estimates derived from the Company's knowledge and based in part on independent sources. Although the Company believes such data and estimates to be reliable, it involves a number of assumptions and limitations and you are cautioned not to give undue weight to such information.

Gorlin Syndrome

Gorlin syndrome is a rare disease with no therapies currently approved by the FDA or EMA.  Gorlin syndrome affects approximately 1 in 31,000 people and is an autosomal dominant genetic disorder, mostly caused by inheritance of one defective copy of the tumor suppressor gene PTCH1. The PTCH1 gene blocks the SMO gene, turning off the hedgehog signaling pathway when it is not needed.  However, mutations in PTCH1 may cause loss of PTCH1 function, release of SMO, and may allow BCC tumor cells to divide uncontrollably. Patidegib, the active substance in SGT-610, is designed to block the SMO signal, thus allowing cells to function normally and reduce production of new tumors. Gorlin syndrome is also called nevoid BCC syndrome because approximately 90% of individuals with this syndrome develop multiple BCCs, ranging from a few to many thousands of lesions during a patient’s lifetime. We estimate that there are approximately 17,000 Gorlin syndrome patients with multiple BCCs worldwide. Painful surgical excision is currently the treatment of choice for BCCs.  However, as multiple BCCs continue to evolve, repeated surgical intervention becomes practically impossible, which makes the prevention of the development of new BCCs a critical treatment consideration.  SGT-610 is a topical product intended to prevent new BCC formation in adults with Gorlin syndrome without the risk of accompanying systemic adverse events observed with oral BCC therapies.

Planned Clinical Trial

The planned Phase 3 study of SGT-610 will include well-defined modifications to an earlier Phase 3 study in which the SGT-610 arm was found to be as tolerable as the vehicle, with no significant adverse events associated with oral hedgehog inhibitors observed.  The modifications to the earlier study will include selecting patients positive for the PTCH1 mutation (in contrast to the previous study which included symptomatic patients without testing them for the mutation), as well as a requirement for a higher minimum number of BCCs at baseline than in the previous study.  The Phase 3 study is planned to be powered at 90%, with approximately 100 participating subjects and is expected to begin in the second half of 2023 with results expected by the end of 2025.

Concurrent Private Placements

On the date hereof we entered into a securities purchase agreement with an institutional accredited investor for the purchase and sale of 2,560,000 warrants, or Investor Warrants, to purchase up to an aggregate of 2,560,000 ordinary shares in a concurrent private placement, or the Warrant Private Placement, at an exercise price of $5.85 million per share. We will receive gross proceeds from the Warrant Private Placement solely to the extent such Investor Warrants are exercised for cash. The Investor Warrants are exercisable beginning on the six month anniversary of the date hereof, and will remain exercisable until January 27, 2028.

In addition, M. Arkin Dermatology Ltd., or Arkin, an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and our indirect controlling shareholder, has agreed to purchase 2,000,000 ordinary shares, or the Affiliate Shares, and warrants to purchase up to 2,000,000 ordinary shares, or the Affiliate Warrants, in a concurrent private placement, or the Affiliate Private Placement, and together with the Warrant Private Placement, the Private Placements, at a price equal to the offering price of the ordinary shares in this offering, for gross proceeds of approximately $10.0 million.  The Affiliate Warrants issued in the Affiliate Private Placement have the same terms as Investor Warrants, and we will only receive gross proceeds from the Affiliate Warrants to the extent such Affiliate Warrants are exercised for cash.

The Affiliate Shares, the Warrants and the ordinary shares issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system. The Private Placements are contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval of the Affiliate Private Placement. The consummation of this offering is not contingent on the consummation of the Private Placements or the acquisition of SGT-610.

In addition, Arkin has agreed to a 90-day lock-up agreement with the placement agent pursuant to which its ordinary shares, the Affiliate Shares it purchases in the Private Placement, and the ordinary shares issuable upon the exercise of the Affiliate Warrants, if any, will be locked up for a period of 90 days, subject to certain exceptions.

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd. We were incorporated on October 28, 1997 and were registered as a company with limited liability under the laws of the State of Israel.

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is +972-8-931-3433. Our website address is http://www.sol-gel.com. The information on our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our agent for service of process in the United States is Sol-Gel Technologies, Inc., c/o The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes Oxley Act of 2002, or the Sarbanes-Oxley Act, and reduced financial reporting requirements. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earliest of: (1) the end of the fiscal year in which the market value of our ordinary shares that are held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter, (2) the end of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year, (3) the date on which we have issued more than $1 billion in non-convertible debt in a three-year period, and (4) the last day of the fiscal year following the fifth anniversary of our initial public offering, which was completed in February 2018.

Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Securities Exchange Act of 1934, or the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares Offered by Us in the Offering	2,560,000 ordinary shares

Total Ordinary Shares to be Outstanding Immediately After This Offering	25,689,469 ordinary shares

Concurrent Private Placements
In the Warrant Private Placement, we are issuing to the purchaser of ordinary shares in this offering Investor Warrants to purchase up to 2,560,000 ordinary shares. We will receive gross proceeds from the Warrant Private Placement transaction solely to the extent such Investor Warrants are exercised for cash. The Investor Warrants will be exercisable beginning on the six month anniversary of the date hereof at an exercise price of $5.85 per share and will expire five years from the date on which first exercisable.

In addition, pursuant to the Affiliate Private Placement, M. Arkin Dermatology Ltd., an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors and our indirect controlling shareholder, has agreed to purchase 2,000,000 Affiliate Shares and Affiliate Warrants to purchase up to 2,000,000 ordinary shares at a price equal to the offering price of the ordinary shares in this offering. The Affiliate Warrants issued in the Affiliate Private Placement have the same terms as those offered in the Warrant Private Placement.

The Affiliate Shares, the Warrants and the ordinary shares issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended, or the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system. The Private Placements are contingent on the closing of this offering and the satisfaction of certain other conditions, including disinterested shareholder approval of the Affiliate Private Placement. The consummation of this offering is not contingent on the consummation of the Private Placements or the acquisition of SGT-610. See “Concurrent Private Placements” on page S-16.

Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $11.7 million, after deducting the placement agent fees and estimated offering expenses payable by us. The estimated net proceeds do not give effect to the proceeds of the Private Placements.

We intend to use the net proceeds from this offering to fund the acquisition of SGT-610, research and development activities for SGT-610 through its planned clinical trial and the remainder for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our ordinary shares involves significant risks. See “Risk Factors” on page S-7 of this prospectus supplement and the accompanying prospectus, and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq Global Market symbol.	“SLGL”

The number of ordinary shares to be outstanding immediately after this offering is based on 23,129,469  ordinary shares outstanding as of September 30, 2022 and excludes:

•
2,044,367 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2022, at a weighted average exercise price of $7.16  per ordinary share;

•	an additional 36,151 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan;

•	the issuance of 2,000,000 ordinary shares in the Affiliate Private Placement; and

•
4,560,000 ordinary shares issuable upon exercise of the Warrants issued in connection with the concurrent Private Placements or any exercise of the Warrants issued in connection with the concurrent Private Placements.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed below and the risk factors under the caption “Item 3: Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, and in any other filing we make with the SEC subsequent to the date of this prospectus supplement that is incorporated herein by reference, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to Development and Clinical Testing of Our Product Candidates

The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable, and we have never obtained approval of a product from the FDA through the 505(b)(1) NDA pathway.  If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our investigational product candidates, including our newly acquired product candidate SGT-610, we will not be able to commercialize, or will be delayed in commercializing, these product candidates, and our ability to generate revenue from these products will be materially impaired.

Before obtaining regulatory approvals for the commercial sale of our product candidates, including our newly acquired product candidate SGT-610, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for each targeted indication. The process of obtaining regulatory approvals, both in the United States and abroad, is unpredictable, expensive and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Our current investigational product candidates, SGT-610 and SGT-210, are both new chemical entities that have never been approved by the FDA and we believe we will be required to seek approval for such product candidates through the FDA’s 505(b)(1) NDA pathway, which requires full reports of investigations of safety and effectiveness without reliance on the FDA’s prior approval of another product candidate (see “If the FDA does not conclude that our product candidates for which we are seeking or intend to seek approval under Section 505(b)(1) or 505(b)(2) of the Federal Food, Drug, and Cosmetic Act satisfy the requirements of the applicable regulatory approval pathway, or if the requirements for such product candidates under Section 505(b)(1) or 505(b)(2) are not as we expect, the approval pathway for those product candidates will likely take significantly longer, cost significantly more and entail significantly greater complications and risks than anticipated, and in all cases may not be successful.”).

We have never obtained approval of a product through the 505(b)(1) NDA pathway and may never succeed in doing so. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. If we are unable to submit and obtain regulatory approval for our investigational product candidates, including newly acquired SGT-610, we will not be able to commercialize or obtain revenue in connection with these product candidates.

We may not be able to obtain the benefits associated with orphan drug designation, such as orphan drug exclusivity and, even if we do, that exclusivity may not prevent the FDA or other comparable foreign regulatory authorities from approving competing products.

Our newly acquired product candidate, SGT-610, has obtained orphan drug designation by both the FDA and EMA. Regulatory authorities in these jurisdictions may designate drugs for relatively small patient populations as orphan drugs, but there is no guarantee we will maintain the benefits of such designations.

In the United States, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing and making available the drug will be recovered from sales in the United States. Orphan designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan designation subsequently receives the first FDA approval for a particular active ingredient for the rare disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan exclusivity in the United States provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same rare disease or condition for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan exclusivity or if FDA finds that the holder of the orphan exclusivity has not shown that it can ensure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the rare disease or condition for which the product was designated.

Even though our SGT-610 product candidate has obtained orphan drug designation, we may not be able to obtain or maintain orphan drug exclusivity for this or any other future orphan designated product candidate. We may not be the first to obtain marketing approval of any product candidate for which we have obtained designation in the specific rare disease or condition due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to ensure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the product candidate any advantage in the regulatory review or approval process.

We may seek and fail to obtain fast track or breakthrough therapy designations for our current or future product candidates. Even if we are successful, these programs may not lead to a faster development or regulatory review process, they do not guarantee we will receive approval for any product candidate and  the FDA may later rescind fast track or breakthrough therapy designation if it believes a product candidate no longer meets the conditions for qualification. We may also seek to obtain accelerated approval for one or more of our product candidates but the FDA may disagree that we have met the requirements for such approval.

If a product is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition, the product sponsor may apply for fast track designation. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once an NDA is submitted, the product candidate may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.  The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may rescind the fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

Our product candidate SGT-610 has received breakthrough therapy designation from the FDA, and we may also seek breakthrough therapy designation for other product candidates that we develop. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for clinical development. Product candidates designated as breakthrough therapies by the FDA may also be eligible for priority review. Like fast track designation, breakthrough therapy designation is within the discretion of the FDA. Accordingly, even if we believe a product candidate we develop meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of breakthrough therapy designation for a product candidate, such as the designation for SGT-610, may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if a product candidate we develop qualifies as a breakthrough therapy, the FDA may later decide that the drug no longer meets the conditions for qualification and rescind the designation.

Separate from fast track or breakthrough therapy designation, we may seek accelerated approval for one or more of our product candidates. A product candidate intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval if it is determined to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-approval clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, or if the sponsor fails to conduct the required studies in a diligent manner, the FDA may withdraw its approval of the drug on an expedited basis. In addition, the FDA currently requires pre-approval of promotional materials for accelerated approval products, once approved. We cannot guarantee that the FDA will agree any of our product candidates has met the criteria to receive accelerated approval, which would require us to conduct additional clinical testing prior to seeking FDA approval. Even if any of our product candidates received approval through this pathway, the required post-approval confirmatory clinical trials may fail to verify the predicted clinical benefit of the product, and we may be required to remove the product from the market or amend the product label in a way that adversely impacts its marketing.

Risks Related to the Offering and Our Ordinary Shares

Our management and board of directors will have broad discretion as to the use of the net proceeds from this offering, and we may not use them effectively.

We intend to use the net proceeds from this offering to fund the acquisition of SGT-610, research and development activities for SGT-610 through its planned clinical trial and the remainder for working capital and other general corporate purposes. However, our management and board of directors will have broad discretion in the application of the net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds, which can be different from that contemplated at the time of this offering. Our management and board of directors could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution in the book value per ordinary share you purchase.

After giving effect to the sale of 2,560,000 ordinary shares in this offering (excluding the proceeds, if any, from the Private Placements), at the offering price of $5.00 per share and after deducting the placement agent fees and estimated offering expenses payable by us in connection with this offering, you will experience immediate and substantial dilution of $2.70 per ordinary share, representing the difference between the offering price per share and our as adjusted net tangible book value per share as of September 30, 2022 after giving effect to this offering. If holders of our Warrants and outstanding options to acquire our ordinary shares exercise those options at prices below the offering price per share, and upon vesting of outstanding restricted share units that we have granted, you will experience further dilution. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline. This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience further dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. We may sell ordinary shares or other securities in any other offering at a price per share that is less than the price per share paid by the investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by the investor in this offering.

We may be considered to be a passive foreign investment company for U.S. federal income tax purposes for the current tax year and possibly thereafter, which could result in materially adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For our 2019 through 2022 taxable years we generated revenue under our then collaboration agreement with Perrigo UK Finco Limited Partnership, or Perrigo, for the development of a generic product candidate. In 2021, we sold our rights to this and other generic products and will unconditionally receive further revenue over 24 months in lieu of our share in the collaboration agreements with respect to these products.  Starting in 2021, we began generating revenue under certain license agreements. Though the application of the relevant rules governing the characterization of the foregoing revenue for purposes of the PFIC income test is uncertain, we intend to take the position that, based on our involvement and management contributions throughout the development process, such revenue is non-passive for PFIC purposes. As a result, based on the current and anticipated value and composition of our income and assets, we do not expect that we will be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or for foreseeable future years. However, there are substantial factual and legal ambiguities regarding the nature of the revenue and the application of the relevant PFIC rules, and thus, the determination that such revenue is non-passive is not without doubt, and alternative characterizations are possible.

 A separate determination has to be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status may depend in part on the market price of our ordinary shares, which may fluctuate significantly. In addition, there are certain other ambiguities in applying the PFIC test to us. If we are considered a PFIC, material adverse U.S. federal income tax consequences could apply to U.S. Holders (as defined in “Material Tax Considerations—U.S. Federal Income Tax Considerations”) of our ordinary shares with respect to any “excess distribution” received from us and any gain from a sale or other disposition of our ordinary shares.  Please see “Material Tax Considerations—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company” for more information.

We are selling our securities offered in this prospectus supplement on a “best efforts” basis and may not be able to sell any of the securities offered herein.

We have engaged Raymond James & Associates, Inc. to act as our exclusive placement agent in connection with this offering. While Raymond James & Associates, Inc. will use its reasonable best efforts to arrange for the sale of the securities, they are under no obligation to purchase any of the securities. As a result, there are no firm commitments to purchase any of the securities in this offering. Consequently, there is no guarantee that we will be capable of selling all, or any, of the securities being offered hereby.

Provisions of the Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Warrants to be issued in the Private Placements could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. In addition, in certain circumstances, the holder will have the right to receive the Black Scholes Value of the warrant calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of our ordinary shares as described in the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our investors.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	our ability to complete the development of our investigational product candidates;

•	our ability to successfully integrate SGT-610 into our product candidate pipeline, and the benefits of and projections of our future financial performance as a result of such acquisition;

•	our dependence on the success of Galderma in commercializing Twyneo and Epsolay;

•	our ability to find suitable co-development, contract manufacturing and marketing partners;

•
our ability to obtain and maintain regulatory approvals for our investigational product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our investigational product candidates even if regulatory approval is obtained;

•	our ability to commercialize and launch our pharmaceutical investigational product candidates;

•	our ability to obtain and maintain adequate protection of our intellectual property;

•	our ability to manufacture our investigational product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

•	acceptance of Twyneo, Epsolay and our investigational product candidates by healthcare professionals and patients;

•	the possibility that we may face third-party claims of intellectual property infringement;

•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;

•	potential adverse federal, state and local government regulation in the United States, Europe or Israel;

•	the impact of ongoing pandemics such as the Novel Coronavirus Disease 2019, or COVID-19, on our business and financial condition; and

•	loss or retirement of key executives and research scientists.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our ordinary shares will be approximately $11.7 million, after deducting placement agent fees and estimated offering expenses payable by us, excluding the proceeds we may receive from the Private Placements. The foregoing description of estimated net proceeds does not give effect to the proceeds of the Private Placements.

We intend to use the net proceeds from this offering to fund the acquisition of SGT-610, research and development activities for SGT-610 through its planned clinical trial and the remainder for working capital and other general corporate purposes.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of, and results from, clinical trials, as well as any collaborations that we have entered into or may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Until we use the net proceeds of this offering, we intend to deploy the funds in either (i) cash and cash equivalents or (ii) short-term, investment grade, interest-bearing instruments, consistent with our investment policy.

Based on the planned use of proceeds described above, we believe that the net proceeds from this offering and the Private Placements, together with our existing cash resources, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the second half of 2025. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

CAPITALIZATION

The table below sets forth our cash, cash equivalents and marketable securities and capitalization as of September 30, 2022:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of 2,560,000 ordinary shares in this offering at the offering price of $5.85 per ordinary share after deducting placement agent fees and estimated offering expenses payable by us in connection with this offering (but excluding, for the avoidance of doubt, (i) proceeds received from the Private Placements and any ordinary shares issued upon the exercise of any Warrants issued in the Private Placements and (ii) the application of the net proceeds of this offering).

The actual and as adjusted data included in the table below is unaudited. The financial data in the following table should be read in conjunction with our financial statements incorporated by reference herein.

	As of September 30, 2022
	Actual	As Adjusted
	(unaudited) (in thousands)

Cash, cash equivalents and marketable securities	$35,300	$47,032
Shareholders’ equity
Ordinary shares, par value NIS 0.1 per share; 50,000,000 shares authorized and 23,129,469 shares issued and outstanding, actual; 50,000,000 shares authorized and 25,689,469 issued and outstanding, as adjusted	$638	$714
Additional paid-in capital	234,116	245,772
Accumulated deficit	(187,280)	(187,280)
Total shareholders’ equity	47,474	59,206
Total capitalization	$47,474	$59,206

The above table is based on 23,129,469 ordinary shares issued and outstanding as of September 30, 2022, and excludes the following:

•
2,044,367 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2022, at a weighted average exercise price of $7.16 per ordinary share;

•	an additional 36,151 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan;

•	the issuance of 2,000,000 ordinary shares in the Affiliate Private Placement; and

•
4,560,000 ordinary shares issuable upon exercise of the Warrants issued in connection with the concurrent Private Placements or any exercise of the Warrants issued in connection with the concurrent Private Placements.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our ordinary shares after this offering, assuming no value is attributed to the Warrants issued in the concurrent Private Placements. We calculate net tangible book value per ordinary share by subtracting our liabilities from our tangible assets and dividing the difference by the number of ordinary shares outstanding at a given date.

Our net tangible book value as of September 30, 2022 was approximately $47,474 million, or $2.05 per share.

After giving effect to the sale of 2,560,000 ordinary shares in this offering (but excluding the proceeds from the Private Placements and any ordinary shares issued upon the exercise of any Warrants issued in the Private Placements), at the offering price of $5.00 per ordinary share, and after deducting placement agent fees and estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $59.2 million, or $2.30  per ordinary share. This represents an immediate increase in net tangible book value of approximately $0.25 per share to our existing shareholders and immediate dilution in net tangible book value of approximately $2.70 per share to the investor participating in this offering, as illustrated by the following table:

Public offering price per ordinary share		$5.00
Net tangible book value per share as of September 30, 2022	$2.05
Increase in net tangible book value per share attributable to this offering	0.25
As adjusted net tangible book value per share as of September 30, 2022, after giving effect to this offering		2.30
Dilution per share to the investor participating in this offering		$2.70

The above discussion and table are based on 23,129,469 ordinary shares issued and outstanding as of September 30, 2022, and excludes the following:

•
2,044,367 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Share Incentive Plan as of September 30, 2022, at a weighted average exercise price of $ 7.16 per ordinary share;

•	an additional 36,151 ordinary shares reserved for future issuance under our amended and restated 2014 Share Incentive Plan;

•	the issuance of 2,000,000 ordinary shares in the Affiliate Private Placement; and

•
4,560,000 ordinary shares issuable upon exercise of the Warrants issued in connection with the concurrent Private Placements or any exercise of the Warrants issued in connection with the concurrent Private Placements.

To the extent that any of these outstanding options or Warrants are exercised, outstanding restricted share units vest, or we issue additional shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Ordinary Shares

The material terms and provisions of our ordinary shares are described under the caption “Description of Ordinary Shares” starting on page 5  of the accompanying prospectus. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “SLGL.” The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

CONCURRENT PRIVATE PLACEMENTS OF WARRANTS

Concurrently with this offering of ordinary shares, we also expect to issue to the investor pursuant to the Warrant Private Placement, unregistered Investor Warrants, to purchase up to 2,560,000 ordinary shares. Additionally, pursuant to the Affiliate Private Placement,  we expect to issue and sell to Arkin 2,000,000 ordinary shares and Affiliate Warrants to purchase up to 2,000,000 ordinary shares.  The Warrants issued pursuant to each Private Placement have the same terms, and may be exercised at a price equal to $5.85 per share. The following description of our Warrants we are offering in the concurrent Private Placements is a summary and is qualified in its entirety by reference to the provisions of the Warrant.

Duration and Exercise Price. Each Warrant offered in the Private Placements has an initial exercise price per share equal to $5.85. Each Warrant is exercisable for one ordinary share. The Warrants will be exercisable beginning on the six month anniversary hereof, and will remain exercisable until January 27, 2028. No fractional shares will be issued upon exercise of the Warrants. The exercise price and number of ordinary shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price.

Exercisability. The Warrants, once exercisable, are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice of exercise accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding ordinary shares immediately after exercise. However, upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding ordinary shares after exercising the holder’s Warrants up to 9.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. The purchaser of Warrants in this offering may also elect prior to the issuance of the Warrants to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares. No fractional shares will be issued in connection with the exercise of an Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon a holder’s exercise of its Warrants in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the Warrants.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our ordinary shares, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the Warrant is exercisable immediately prior to such event. In certain circumstances, the holder will have the right to receive the Black Scholes Value of the warrant calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of our ordinary shares as described in the Warrants.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their pre-funded warrants.

Private Placements. The Warrants and the ordinary shares upon the exercise of the Warrants are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

General

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some material Israeli tax consequences to persons owning our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on tax legislation which has not been subject to judicial or administrative interpretation. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with retroactive effect. The discussion is not intended and should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax at the rate of 23% in 2022. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel of which 90% or more of its income in any tax year, other than certain income (such as income from defense loans, capital gains, interest and dividends) is derived from an “Industrial Enterprise” owned by it and which is located in Israel or in the “Area” (as defined under Section 3A of the Israel Income Tax Ordinance, 5721-1961, or the “Israel Tax Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, commencing on the year in which they were first used;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Although as of the date of this prospectus supplement, we do not have industrial production activities, we may qualify as an Industrial Company in the future and may be eligible for the benefits described above.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The research and expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israel Tax Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time we may apply to the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to an amendment that became effective in April 2005, or the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits. A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of Economy and Industry, or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether a company qualifies as an FIC is made on an annual basis. We are currently not entitled to tax benefits for Approved Enterprise.

 Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits track. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the amendment. Companies are entitled to approach the Israel Tax Authority for a pre-ruling regarding their eligibility for benefits under the Investment Law, as amended.

In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all of the conditions, including exceeding a minimum investment amount specified in the Investment Law. Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years from the end of the year in which the company requested to have the tax benefits apply to its Benefited Enterprise. Where the company requests to apply the tax benefits to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable corporate tax rate or a lower rate in the case of a qualified FIC which is at least 49% owned by non-Israeli residents. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

We applied for tax benefits as a “Benefited Enterprise” with 2012 as a “Year of Election.” We may be entitled to tax benefits under this regime once we are profitable for tax purposes and subject to the fulfillment of all the relevant conditions. If we do not meet these conditions, the tax benefits may not be applicable which would result in adverse tax consequences to us. Alternatively, and subject to the fulfillment of all the relevant conditions, we may elect in the future to irrevocably waive the tax benefits available for Benefited Enterprise and claim the tax benefits available to Preferred Enterprise under the 2011 Amendment (as detailed below).

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investment Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced flat tax rate with respect to the income attributed to the Preferred Enterprise, at the following rates:

Tax Year	Development Region “A”	Other Areas within Israel
2011 – 2012	10%	15%
2013	7%	12.5%
2014 – 2016	9%	16%
2017 and thereafter	7.5%	16%

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations — 0%, (ii) Israeli resident individuals — 20% in 2023  (iii) non-Israeli residents — 20%, which may be reduced down to 4% in 2023, subject to certain conditions under the Investment Law and to a reduced tax rate under the provisions of an applicable double tax treaty.

Under the 2011 Amendment, a company located in Development Region “A” may be entitled to cash grants and the provision of loans under certain conditions, if approved. The rates for grants and loans shall not be fixed, but up to 20% of the amount of the approved investment. In addition, a company owning a Preferred Enterprise under the Grant Track may be entitled also to the tax benefits which are prescribed for a Preferred Company.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

We are currently not entitled to tax benefits for a Preferred Enterprise.

New Tax benefits under the 2017 Amendment that became effective on January 1, 2017.

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and was effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone A. In addition, a Preferred Company qualified as having a “Preferred Technological Enterprise” will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation (previously known as the Israeli Office of the Chief Scientist), to which we refer as IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) may qualify as having a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technological Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4%.

We currently are not entitled to tax benefits under the 2017 Amendment.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israel Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the corporate tax rate of 23% in 2023.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income —23% for corporations in 2023, and a marginal tax rate of up to 50% for individuals, including an Excess Tax (as further explained below).

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Israel Tax Ordinance from Israeli capital gain tax provided that the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed. However, non-Israeli “Body of Persons” (as defined in the Ordinance, and includes corporate entities, partnerships, and other entities) will not be entitled to the foregoing exemption if more than 25% of its means of control are held, directly and indirectly, by Israeli residents, or Israeli residents are entitled to 25% or more of the revenues or profits of the Body of Persons, directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. residents (who are entitled to claim the benefits of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of the  Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel, and further provided that such gain is not attributed to real estate located in Israel, to royalties, or to a permanent establishment that such seller has in Israel.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source at a rate of 25% if the seller is an individual and at the corporate tax rate (23% in 2023) if the seller is a corporation. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding tax at source at the time of sale.

 At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. Capital gain is also reportable on the annual income tax return. However, if all tax due was withheld at source according to applicable provisions of the Israel Tax Ordinance and regulations promulgated thereunder, the aforementioned returns need not be filed provided that (among other conditions) (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below).

Dividends

We have never paid cash dividends. A distribution of a dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 20% unless a reduced tax rate is provided under an applicable tax treaty, provided that a certificate from the Israel Tax Authority allowing for such 20% withholding tax rate or a lower treaty rate is obtained in advance. A distribution of a dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals — 20%; Israeli resident companies — 0% for a Preferred Enterprise; Non-Israeli residents — 20%, subject to a reduced rate under the provisions of any applicable double tax treaty (provided that a certificate from the Israel Tax Authority allowing for such 20% withholding tax rate or a lower treaty rate is obtained in advance). A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%, or 30% if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will not be subject to Israeli tax provided the income from which such dividend is distributed was derived or accrued within Israel. Dividends paid on publicly traded shares, are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “Controlling Shareholder,” as defined above), unless relief is provided in a treaty between Israel and the shareholder’s country of residence and provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident who are entitled to claim the benefits of the U.S.-Israel Double Tax Treaty: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends — the rate is 12.5%, (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise — the rate is 15% and (iii) in all other cases, the rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (among other conditions) (i) such income was not generated from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below).

Excess Tax

Individuals who are subject to tax in Israel (whether Israeli residents or non-Israeli residents) are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 698,280 for 2023, linked to the annual change in the Israeli consumer price index, including, but not limited to income derived from, dividends, interest and capital gains.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in our ordinary shares. This discussion applies only to U.S. Holders with respect to t our ordinary shares purchased pursuant to this offering and held  as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences. The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively (including through the ownership of our warrants) own 10% or more of our share capital (by vote or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement; or

•	pass-through entities, or persons holding our ordinary shares through pass-through entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A person that would be a U.S. Holder if it held our ordinary shares directly and that is a partner of a partnership holding our ordinary shares is urged to consult its own tax advisor.

 Passive Foreign Investment Company

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock.

               For our 2019 through 2022 taxable years, we generated revenue under our then collaboration agreement with Perrigo UK Finco Limited Partnership, or Perrigo, for the development of a generic product candidate. In 2021 we sold our rights to this and other generic products and will unconditionally receive further revenue over 24 months in lieu of our share in the collaboration agreements with respect to these products.  Starting in 2021, we began generating revenue under certain license agreements. Though the application of the relevant rules governing the characterization of the foregoing revenue for purposes of the PFIC income test is uncertain, we intend to take the position that, based on our involvement and management contributions throughout the development process, such revenue is non-passive for PFIC purposes. As a result, assuming we continue to earn substantial revenue from such agreements as anticipated and based on the current and anticipated value and composition of our income and assets, we do not expect that we will be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or for foreseeable future years. However, there are substantial factual and legal ambiguities regarding the nature of the revenue and the application of the relevant PFIC rules, and thus, the determination that such revenue is non-passive is not without doubt, and alternative characterizations are possible.

               A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status may depend in part on the market price of our ordinary shares, which may fluctuate significantly. In addition, there may be certain other ambiguities in applying the PFIC test to us. No rulings from the U.S. Internal Revenue Service, or the IRS, however, have been or will be sought with respect to our status as a PFIC. If the IRS were to assert that, contrary to our expectation, we are a PFIC in the current taxable year or a future year, there would be adverse tax consequences to investors, including those described below. Potential investors are strongly advised to consult their own advisors regarding the consequences to them if we were to be considered a PFIC.

If we are a PFIC for any taxable year during your holding period for our ordinary shares, we generally will continue to be treated as a PFIC with respect to your investment in our ordinary shares for all succeeding years during which you hold our ordinary shares. Certain elections (such as a deemed sale election) may be available under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a valid “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for our ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments  of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares cannot be treated as capital gains, even if you hold our ordinary shares as capital assets.

 If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

 A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “— Taxation of Dividends and Other Distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

               The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ordinary shares are listed on the Nasdaq Global Market. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. The Nasdaq Global Market is a qualified exchange, but there can be no assurance that the trading in our ordinary shares will be sufficiently regular to qualify our ordinary shares as marketable stock. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the entity’s income on a current basis. However, you may make a qualified electing fund election with respect to your ordinary shares only if we furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621. If we are a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you. You are urged to consult your tax advisor regarding the application of the PFIC rules to an investment in ordinary shares.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT ON YOUR INVESTMENT IN OUR ORDINARY SHARES IF WE WERE TO BE CONSIDERED A PFIC AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION.

 Taxation of Dividends and Other Distributions on our Ordinary Shares

              Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the holder, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gain rates applicable to “qualified dividend income,” provided (i) our ordinary shares are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market), (ii) we are neither a PFIC nor treated as such with respect to you (as discussed above) for either the taxable year in which the dividend was paid or the preceding taxable year, (iii) certain holding period requirements are met and (iv) you are not under an obligation to make related payments with respect to positions in substantially similar or related property.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will generally constitute “passive category income.”

              If Israeli withholding taxes apply to any dividends paid to you with respect to our ordinary shares, subject to certain conditions and limitations, such withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Instead of claiming a credit, you may elect to deduct such taxes in computing taxable income, subject to applicable limitations. If a refund of the tax withheld is available under the applicable laws of Israel or under the Israel-U.S. income tax treaty, or the Treaty, the amount of tax withheld that is refundable will not be eligible for such credit against your U.S. federal income tax liability (and will not be eligible for the deduction against your U.S. federal taxable income). The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a foreign tax credit in your particular circumstances, including the effects of the Treaty.

Taxation of Disposition of our Ordinary Shares

In determining their tax basis for our ordinary shares received pursuant to this offering, U.S. Holders should allocate their purchase price for the ordinary shares between our ordinary shares received in this offering and our Warrants, if any, received in the concurrent Private Placements on the basis of their relative fair market values at the time of issuance. We do not intend to advise U.S. Holders with respect to this determination, and U.S. Holders are advised to consult their tax and financial advisors with respect to the relative fair market values of our ordinary shares U.S. federal income tax purposes.

               Subject to the PFIC rules discussed above, upon a sale or other disposition of our ordinary shares, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such ordinary shares. If the consideration you receive for our ordinary shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if our ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Any gain or loss on the sale or other disposition of our ordinary shares will generally be treated as U.S. source income or loss and treated as long-term capital gain or loss if your holding period in our ordinary shares at the time of the disposition exceeds one year. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon the sale or other disposition, you may not be able to utilize foreign tax credit unless you have foreign source income or gain in the same category from other sources. There are additional significant and complex limits on a U.S. Holder’s ability to claim foreign tax credits, and recently issued U.S. Treasury regulations that apply to foreign income taxes further restrict the availability of any such credit based on the nature of the tax imposed by the foreign jurisdiction. Long-term capital gain of noncorporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

               Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Certain U.S. Holders may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. You should consult your tax advisor regarding the effect, if any, of this requirement on your ownership and disposition of our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES.

PLAN OF DISTRIBUTION

Raymond James & Associates, Inc., or Raymond James, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated January 27, 2023, or the Placement Agent Agreement. Raymond James is not purchasing or selling any ordinary shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of ordinary shares other than to use their reasonable “best efforts” to arrange for the sale of ordinary shares by us. Therefore, we may not sell the entire amount of ordinary shares being offered. The terms of this offering were subject to market conditions and negotiations between us, Raymond James and prospective investors. The Placement Agent Agreement does not give rise to any commitment by Raymond James to purchase any of our securities, and Raymond James will have no authority to bind us by virtue of the engagement agreement. Further, Raymond James does not guarantee that it will be able to raise new capital in any prospective offering. Raymond James may engage one or more sub-agents or selected dealers to assist with the offering.

We have entered into a securities purchase agreement directly with the investor in connection with this offering, and we will only sell to such investor who has entered into the securities purchase agreement.

We expect to deliver the ordinary shares being offered pursuant to this prospectus supplement on or about January 31, 2023.

Upon the closing of this offering, we will pay Raymond James a cash fee equal to 6.0% of the aggregate gross proceeds to us from the sale of the ordinary shares in the offering.  We have also agreed to pay Raymond James for its role as placement agent for this offering out-of-pocket expenses unrelated to outside attorney fees not to exceed $15,000 and legal expenses not to exceed $95,000.  We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees, will be approximately $300,000.

In addition, we have agreed that (i) we will not conduct any issuances of our ordinary shares for 90 days following the closing of this offering, and (ii) we will not enter into a variable rate transaction until the 6-month anniversary of the closing of this offering.

We have agreed to indemnify Raymond James and specified other persons against certain liabilities relating to or arising out of Raymond James’ activities under the Placement Agent Agreement and to contribute to payments that Raymond James may be required to make in respect of such liabilities.

Raymond James may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Raymond James would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by Raymond James acting as principal. Under these rules and regulations, Raymond James:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act of 1934, as amended, until it has completed its participation in the distribution.

The form of securities purchase agreement will be filed as an exhibit to our Report on Form 6-K with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

      From time to time, Raymond James may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. We currently have no other present arrangements with Raymond James for any further services.

      The Transfer Agent and Registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

       Our ordinary shares are traded on the Nasdaq Global Market under the symbol “SLGL.”

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the ordinary shares under Israeli law will be passed upon for us by Gross & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Latham & Watkins LLP, New York, New York. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, is acting as counsel for the placement agent in connection with this offering with respect to U.S. law, and Gornitzky & Co., Tel Aviv, Israel, is acting as counsel for the placement agent in connection with this offering with respect to Israeli law.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus supplement. However, as is permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus, which are part of our registration statement on Form F-3, omit certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, information statements and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•
our Annual Report on Form 20-F for the fiscal year ended on December 31, 2021, filed with the SEC on April 4, 2022, as amended by our Annual Report on Form 20-F/A for the fiscal year ended on December 31 2021, filed with the SEC on April 7, 2022;

•
our Reports on Form 6-K furnished on April 8, 2022, April 14, 2022, April 19, 2022, May 12, 2022, May 13, 2022, May 19, 2022, May 23, 2022, June 23, 2022, August 4, 2022 (other than the two paragraphs of exhibit 99.1 immediately preceding the heading “Second Quarter 2022 and Recent Corporate Developments”), October 3, 2022, November 21, 2022 (other than the three paragraphs in exhibit 99.1 immediately preceding the heading “Third Quarter 2022 and Recent Corporate Developments”) and January 27, 2023 (other than exhibit 99.1 thereto); and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on January 26, 2018, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn: Gilad Mamlok, telephone number +972 (8) 931-3433. You may also obtain information about us by visiting our website at http://www.sol-gel.com. Information contained in our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Sol-Gel Technologies, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is Sol-Gel Technologies, Inc., c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

We have been informed by our legal counsel in Israel, Gross & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations, legal procedures and exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given. Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PROSPECTUS

$120,000,000
Ordinary Shares,
Warrants to Purchase Ordinary Shares,
Subscription Rights and/or Units
Offered by the Company

SOL-GEL TECHNOLOGIES LTD.

We may offer and sell to the public from time to time in one or more series or issuances up to $120,000,000 in the aggregate of ordinary shares, warrants, subscription rights and/or units consisting of two or more of these classes or series of securities.

We refer to the ordinary shares, warrants, subscription rights and units collectively as “securities” in this prospectus.

Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offeror, the offering and the specific terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off the Nasdaq Global Market, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “SLGL.” The last reported sale price for ordinary shares on April 4, 2022 as quoted on the Nasdaq Global Market was $7.21 per share.

As of April 4, 2022, the aggregate market value worldwide of our outstanding voting and non-voting common equity held by non-affiliates was approximately $71.6 million, based on 23,126,804 ordinary shares outstanding, of which 8,972,240 ordinary shares were held by non-affiliates, and a per ordinary share price of $7.98 based on the closing sale price of our ordinary shares on the Nasdaq Global Market on February 9, 2022. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell, pursuant to the registration statement of which this prospectus supplement forms a part, securities with a value exceeding one-third of the aggregate market value of our outstanding ordinary shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75.0 million. We have not offered or sold any securities pursuant to General Instruction I.B.5 on Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 3 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2022

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may offer and sell our securities under this prospectus.

Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total price to the public of $120,000,000. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes and other financial data incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

ABOUT THE COMPANY

Overview

We are a dermatology company focused on identifying, developing and commercializing investigational and generic topical drug products for the treatment of skin diseases. In addition to Twyneo®, which has been approved by the FDA, our current product candidate pipeline consists of clinical stage and early-stage investigational product candidates, some of which leverage our development platform, and several generic product candidates across multiple indications.

Our FDA-approved product, Twyneo®, is a novel, once-daily, non-antibiotic topical cream containing a fixed-dose combination of encapsulated benzoyl peroxide and encapsulated tretinoin, that we developed for the treatment of acne vulgaris, or acne.

Our investigational product candidate, Epsolay®, is a novel, once-daily investigational topical cream containing encapsulated benzoyl peroxide, that we are developing for the treatment of papulopustular (subtype II) rosacea.

In June 2021, we entered into two five-year exclusive license agreements with Galderma Holding SA (“Galderma”) pursuant to which Galderma has the exclusive right to, and is responsible for, all U.S. commercial activities for Twyneo®, and, if approved by the FDA, Epsolay®.

Other investigational product candidates are SGT-210 that we are developing for the treatment of various keratodermas; SGT-310, an investigational aryl hydrocarbon receptor agonist; and SGT-510.

We designed our proprietary, silica-based microencapsulation technology platform to enhance the tolerability and stability of topical drugs while maintaining their efficacy. Topical drugs often struggle to balance achieving both high efficacy and high tolerability. Our technology platform entraps active ingredients in an inert, inorganic silica shell, which creates an unnoticeable barrier between the active ingredient and the skin. The resulting microcapsules are designed to allow the entrapped active ingredients to gradually migrate through the pores of the shell and deliver active ingredient doses onto the skin in a controlled manner, resulting in improved tolerability and stability without sacrificing efficacy. By separately encapsulating active ingredients within protective silica shells, our technology platform also enables the production of novel fixed-dose active ingredient combinations that otherwise would not be stable. We believe that our microencapsulation technology has the potential to be used for topical drug products to treat a variety of skin diseases. As a result of the FDA having already approved silica as a safe excipient for topical drug products, Both Twyneo® and Epsolay® were submitted for approval through the FDA’s 505(b)(2) regulatory pathway.

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd. We were incorporated on October 28, 1997 and were registered as a private company limited by shares under the laws of the State of Israel. Our ordinary shares are traded on the Nasdaq Global Market under the symbol "SLGL".

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is 972-8-931-3433. Our website address is http://www.sol-gel.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Sol-Gel Technologies Inc., c/o The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption "Item 3: Key Information - Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2021, and in any other filing we make with the SEC subsequent to the date of this prospectus, each of which are incorporated herein by reference, and in any supplement to this prospectus, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares, warrants to purchase ordinary shares, subscription rights and/or units comprised of any of the foregoing securities as shall have a maximum aggregate offering price of $120 million. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	our ability to complete the development of our investigational product candidates;

•	our dependance on the success of Galderma in commercializing Twyneo® and Epsolay®;

•	the possibility that Galderma may terminate the collaboration agreement with respect to Epsolay® since Epsolay® was not approved for marketing by the FDA by March 31, 2022;

•	our ability to find suitable co-development, contract manufacturing and marketing partners;

•
our ability to obtain and maintain regulatory approvals for our investigational product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our investigational product candidates even if regulatory approval is obtained;

•	our ability to commercialize and launch our pharmaceutical investigational product candidates;

•	our ability to obtain and maintain adequate protection of our intellectual property;

•	our ability to manufacture our investigational product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

•	acceptance of Twyneo®, Epsolay® and our other investigational product candidates by healthcare professionals and patients;

•	the possibility that we may face third-party claims of intellectual property infringement;

•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their products;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;

•	potential adverse federal, state and local government regulation in the United States, Europe or Israel;

•	the impact of ongoing pandemics such as Novel Coronavirus Disease 2019, or COVID-19, on our business and financial condition; and

•	loss or retirement of key executives and research scientists.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

CAPITALIZATION

The table below sets forth our total capitalization as of December 31, 2021. The financial data in the following table should be read in conjunction with our financial statements and notes thereto incorporated by reference herein.

As of December 31, 2021
(in thousands)

Ordinary shares, par value NIS 0.1 per share	$638
Additional paid-in capital	233,098
Accumulated deficit	(178,142)
Total shareholders’ equity	55,594
Total capitalization	$55,594

OFFER AND LISTING DETAILS

Our Ordinary Shares have been traded on the Nasdaq Global Market under the symbol “SLGL” from February 1, 2018.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, including research and development related purposes in connection with our product candidates and for commercialization of our product candidates.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.1 per share, of which 23,126,804 shares were issued and outstanding as of December 31, 2021.

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

For a further description of our ordinary shares can be found under the heading "Description of Registrant’s Securities to be Registered" in our Registration Statement on Form 8-A as filed with the SEC on January 26, 2018.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued and exercised;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and United States federal income tax consequences;

•	the anti-dilution provisions of the warrants, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the ordinary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 10. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to any units we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information; Incorporation of Information by Reference” beginning on page 10. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•
A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•
A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Gross & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2021, filed with the SEC on April 4, 2022, as amended by Amendment No. 1 to Form 20-F, filed with the SEC on April 7, 2022; and

•
the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on January 26, 2018, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn: Gilad Mamlok, telephone number +972 (8) 931-3433. You may also obtain information about us by visiting our website at www.sol-gel.com. Information contained in our website is not part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Sol-Gel Technologies Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

We have been informed by our legal counsel in Israel, Gross & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

2,560,000 Ordinary Shares

PROSPECTUS SUPPLEMENT

Raymond James

January 27, 2023